Exhibit 99.1
FOR IMMEDIATE RELEASE
For additional information contact:
Dennard Lascar Investor Relations
713-529-6600
Rick Black / Ken Dennard

Luby’s Adds Two New Independent Board Directors

HOUSTON, TX - August 20, 2019 - Luby's, Inc. (NYSE: LUB) announced today the additions of John Morlock and Randolph Read, new independent directors to its Board of Directors.

In addition to two new directors, Gerald Bodzy assumed the role of independent Chairman of the Board of Directors, while former chairman Gasper Mir will remain as an independent director on the Board. Dr. Judith Craven is retiring from the Board of Directors.

Gerald Bodzy, Luby’s Chairman of the Board, commented, "We are pleased to welcome Mr. Morlock and Mr. Read to Luby’s Board of Directors. Mr. Morlock is a veteran restaurant executive with extensive operations and franchise experience. Mr. Morlock will join the Personnel and Administration Committee as well as the Executive Compensation Committee. Mr. Read has broad executive and public board experience across multiple industries and will join the Finance and Audit Committee. We believe both of these talented and experienced leaders will provide considerable value to our Board of Directors."

John Morlock has served in C-suite and various leadership positions for more than 30 years. He is an accomplished results-oriented leader with a proven track record of success. Morlock’s experience includes three initial public offerings, two of which were restaurant franchises -- Boston Market and Potbelly Sandwich Works. In addition, Morlock has led multiple companies through turnarounds with enhanced culture shifts, while pushing operational excellence that realized meaningful growth. Over the span of his career, Morlock has worked in management and executive roles with other branded franchises, including Einstein Bagel, Blockbuster, Clubhouse International, Spin Cycle Inc, Sbarro Inc. and Hale and Hearty Soups, LLC.

Randolph Read is an experienced executive and seasoned board member. He currently serves as President and CEO of Nevada Strategic Credit Investments, LLC. Previously he held the title of CEO or President of several notable firms including International Capital Markets Group, American Strategic Investments, Wynn

Development Co., Greenspun Corporation, and certain Knowledge Universe entities. Read currently serves as Chairman of New York REIT Liquidating LLC and Audit Committee Chairman of SandRidge Energy, Inc. and has previously served on several other company boards. Throughout his career he has achieved record results for a variety of operations, including record asset values, values on disposition, revenues, profits, return on equity, and financings.

About Luby’s

Luby’s, Inc. (NYSE: LUB) operated 125 restaurants nationally as of August 19, 2019: 79 Luby’s Cafeterias, 45 Fuddruckers, and one Cheeseburger in Paradise restaurant. Luby's is the franchisor for 102 Fuddruckers franchise locations across the United States (including Puerto Rico), Canada, Mexico, Colombia, and Panama. Luby's Culinary Contract Services provides food service management to 32 sites consisting of healthcare, corporate dining locations, sports stadiums, and sales through retail grocery stores.

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